EXHIBIT 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
     This SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into this 9th day of May, by and between Group 1 Automotive, Inc., a Delaware corporation (together with its affiliates (defined below), “Group 1”) and B.B. Hollingsworth, Jr. (“Hollingsworth”). Hollingsworth and Group 1 are sometimes herein collectively referred to herein as the “Parties” and individually, a “Party.” The “Effective Date” of this Agreement shall be on the later of (i) the eighth (8th) day after this Agreement has been signed by Hollingsworth and (ii) the date of the expiration of the revocation period described in Section 24 of this Agreement.
WITNESSETH:
     WHEREAS, Hollingsworth is employed as president, chairman, and chief executive officer of Group 1, and serves as a member of Group 1’s board of directors; and
     WHEREAS, the Parties entered into an Employment Agreement dated March 1, 2002 (which was amended pursuant to that certain First Amendment to Employment Agreement dated May 21, 2003`) (the “Employment Agreement,” as amended) pursuant to which the Parties agreed to certain terms and conditions of Hollingsworth’s employment by Group 1;
     WHEREAS, because of his employment and his service on the board of directors of Group 1, Hollingsworth has obtained intimate and unique knowledge of all aspects of Group 1’s business operations, current and future plans, financial plans and other confidential and proprietary information;
     WHEREAS, Hollingsworth has acknowledged that disclosure of confidential and proprietary information relating to Group 1 to any person or entity in the automotive business, or use of such information by Hollingsworth for personal gain, would (i) violate Hollingsworth’s fiduciary obligation to Group 1 and the terms of Sections 5 and 6 of the Employment Agreement and (ii) cause significant and irreparable harm to Group 1; and
     WHEREAS, the Parties desire to finally, fully and completely resolve all disputes that may now exist or may hereafter arise relating to the hiring, employment and termination of employment relationship between Hollingsworth and Group 1, and any and all matters concerning or in any manner relating to the Employment Agreement, and all benefits and compensation to which Hollingsworth may be entitled in connection with his employment by or service on the board of directors of Group 1;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     1. Termination of Employment. Hollingsworth’s employment with Group 1 shall be terminated as of the Effective Date. Hollingsworth resigns as of the Effective Date from any and all positions as an officer, member of the board of directors or other position of Group 1 and any and all of its subsidiaries. Except as otherwise expressly provided in this Agreement, all benefits, stock options, restricted stock rights, compensation, perquisites and other rights of Hollingsworth under the Employment Agreement or otherwise with Group 1 shall cease as of the Effective Date including that no further salary, bonus, benefits, payments, stock or stock options shall be due from or paid by Group 1 to Hollingsworth. However, the Parties agree that the provisions of the First Amended Employment Agreement dated May 21, 2003, shall continue to apply through the end of the Consulting Term, defined below, at which time the Amended Employment Agreement shall terminate.
     2. Continuing Nondisclosure, Protection of Proprietary Information, and Non-Competition Obligations. The Ownership and Protection of Information, Copyrights, and Post-Employment Non-Competition obligations of Hollingsworth set forth in Sections 5 and 6 of the Employment Agreement shall continue in full force and effect for the periods set forth in the Employment Agreement.
     3. Return Of Property. Within five (5) days after the Effective Date, Hollingsworth shall (i) deliver to Group 1 all equipment and property of Group 1 in his possession, including all files and programs stored electronically or otherwise, that relate or refer to Group 1 or any officer, director or employee of Group 1, and (ii) deliver to Group 1 all originals and copies of non-public documents, notes, memoranda or any other written materials that relate or refer to Group 1. Group 1 hereby transfers ownership to Hollingsworth of the cellular telephone, computer, and Blackberry currently provided to Hollingsworth by Group 1.
     4. Salary Rights. Group 1 shall pay to Hollingsworth his current monthly salary amount (minus required withholdings) pursuant to Group 1’s normal payroll schedule until November 2, 2005, but not thereafter.
     5. Split-Dollar Life Insurance Rights. Group 1’s obligations with respect to continuation of the Split-Dollar Life Insurance Policy on Hollingsworth’s life shall continue through December 31, 2008.
     6. Office and Secretary Rights. Group 1 shall have no obligation to, and shall not, provide Hollingsworth with an office, a secretary or an assistant beyond the Effective Date. The Parties agree that Hollingsworth may hire his former secretary.
     7. Medical Insurance and COBRA Rights. Hollingsworth’s existing medical insurance coverage shall be continued by Group 1 through the Consulting Term, defined below. When the Consulting Term ends, Hollingsworth and his dependents shall have the right to elect continuation of applicable medical insurance coverage pursuant to COBRA, at their own cost. Group 1 shall provide in writing to Hollingsworth at his home address, information regarding COBRA election.
     8. Rights Under 401(k), ESPP and Deferred Compensation. Any vested interest held by Hollingsworth in Group 1’s 401(k), Employee Stock Purchase and Deferred Compensation Plans shall be distributed in accordance with the terms of the applicable Plans (the

“Plans”) and law. Hollingsworth shall not be a participant in the 401(k) or Employee Stock Purchase Plans after the Effective Date, and shall not be entitled to any further contribution for any period of time after the Effective Date. Group 1 shall provide to Hollingsworth in writing at his address for notice, information necessary and as required by law to facilitate the transfer or rollover of his 401(k) account. During the Consulting Term, defined herein, Hollingsworth shall be eligible to participate in the Deferred Compensation Plan. However, he shall not be entitled to receive Employer Deferrals as defined in the Deferred Compensation Plan, after the Effective Date.
     9. Annual Bonus Rights. Provided Hollingsworth fully cooperates with Group 1 during the transition and satisfactorily fulfills his obligations to Group 1 during the Consulting Term as described in section 13 of this Agreement, and subject to the discretion of the board of directors of Group 1, Group 1 may pay Hollingsworth one-third of the annual bonus he would have received under Group 1’s 2005 Bonus Plan, up to a maximum of $380,000 (minus required withholdings), payable in February 2006 pursuant to Group 1’s normal schedule. The Board of Directors of Group 1 shall notify Hollingsworth in writing by February 28 of the amount of his bonus, if any.
     10. Vehicle Rights. Hollingsworth shall be entitled to use the demonstrator vehicles currently provided to him by Group 1 until the end of the Consulting Term (defined below). During the Consulting Term, insurance coverage currently provided by Group 1 in connection with use of demonstrator vehicles by executives of the Group 1 shall continue to apply to the demonstrator vehicles used by Hollingsworth. Upon expiration of the Consulting Term, Hollingsworth shall immediately return all such demonstrator vehicles to Group 1.
     11. Restricted Stock and Stock Option Rights. On March 14, 2006, 12,500 shares of the 50,000 shares of restricted stock (or restricted stock units) Group 1 granted to Hollingsworth in March 2005 shall become fully vested. The remaining 37,500 shares of restricted stock shall forfeit to the Company in accordance with the Restricted Stock Agreement. All stock options previously granted to Hollingsworth under Incentive Stock Option Agreements have vested and are exercisable in accordance with the terms of the applicable Incentive Stock Option Agreements.
     12. Survivor Rights. Upon Hollingsworth’s death, this Agreement shall operate in favor of his estate (“Estate”); provided, however, in the event of Hollingsworth’s death, Group 1 shall have the option to accelerate all remaining sums owed to Hollingsworth pursuant to this Agreement and pay such amount, discounted to present value, in a lump sum to Hollingsworth’s Estate.
     13. Consulting. Group 1 shall retain Hollingsworth as an independent consultant to Group 1 from the Effective Date through March 31, 2006 (the “Consulting Term”). Hollingsworth shall be available during normal business hours to provide consulting services to the chief executive officer and board of directors of Group 1, as they deem necessary or appropriate. Such services shall include assisting Group 1 in the transition of the new chief executive officer and testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to Group 1 in connection with any claim or suit. Hollingsworth shall cooperate with Group 1 regarding any pending or subsequently-filed litigation, claims or other disputed items involving Group 1 that relate to maters within the knowledge or responsibility of Hollingsworth during his employment. Hollingsworth shall (i) meet with Group 1’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) provide truthful testimony regarding same to any court, agency or other adjudicatory body; and (iii) provide Group 1 with notice of contact by any adverse party (known by Hollingsworth to be adverse to Group 1 or its interests), and shall not voluntarily assist any such non-governmental adverse party or such adverse party’s representatives. For his consulting services, Group 1 shall pay to Hollingsworth a total of $100,000 (minus required withholdings) over the Consulting Term, to be paid in five equal monthly installments (each being payable on the last day of each calendar month) of $20,000 (minus required withholdings), beginning November 30, 2005 and ending on March 31, 2006. Such payments are expressly conditioned on Hollingsworth’s compliance with all terms of this Agreement and the Ownership and Protection of Information and Post-Employment Non-Competition obligations in Sections 5 and 6 of the Employment Agreement.
     14. Release By Hollingsworth. Hollingsworth hereby releases Group 1 and its employees, officers, agents, directors, stockholders and affiliates (collectively referred to as “Releasees”), from any and all claims, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorneys fees) of any kind whatsoever, through the Effective Date, including, but not limited to, disputes or claims arising out of Hollingsworth’s Employment Agreement, hiring, employment or termination of such employment with Group 1, including any disputes regarding compensation, bonus, stock, or options. This Release includes, but is not limited to, all claims, whether arising in contract or allegations of tort, common law or assertion of federal or state statutory rights, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Texas Commission on Human Rights Act, the Americans with Disabilities Act, or the Age Discrimination in Employment Act, encompassing claims of age discrimination, claims for wrongful discharge, breach of express or implied contract or implied covenant of good faith and fair dealing, as well as any expenses, costs or attorneys fees. Hollingsworth does not release his right to enforce the terms of this Agreement. Furthermore, Hollingsworth hereby relinquishes any right to re-employment with Group 1. For purposes of this Agreement the term “Affiliate” means a party, person or entity that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party, where “control”, “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such party, whether through the ownership of voting securities, by voting trust, contract or similar arrangement, as trustee or executor, or otherwise.
     15. Release By Group 1. Group 1 hereby releases Hollingsworth from any and all claims, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorneys’ fees) which arise out of actions taken by Hollingsworth while serving Group 1 and acting in good faith, and which he had no reasonable cause to believe the conduct was unlawful or illegal, including, but not limited to, claims under federal, state or local constitution, statute, law, ordinance or regulation provided, however, Group 1 does not release its right to enforce the terms of this Agreement.

     16. Non-Disparagement. Hollingsworth shall not make any public disparaging or critical statements regarding the Releasees and Group 1 shall cause its members of the board of directors and new Chief Executive Officer not to make any public disparaging or critical statements regarding Hollingsworth.
     17. Breach By Hollingsworth. In the event Hollingsworth breaches any term or provision of this Agreement, all amounts which otherwise would be payable by Group 1 to Hollingsworth under this Agreement shall cease and Group 1 shall be excused and have no further obligation for payment of any further amounts to Hollingsworth. Provided, however, that notwithstanding such cessation of Group 1 obligations, Hollingsworth’s obligations pursuant to the Ownership and Protection of Information and Post-Employment Non-Competition provisions of the Employment Agreement shall continue in full force and effect as specified in this Agreement. In addition to the remedies referenced above, Group 1 may bring suit in a court of competent jurisdiction to enforce any term or provision of this Agreement, and in the event said court determines that Hollingsworth has breached or failed to perform any material term or provision of this Agreement, damages and injunctive relief may be issued against Hollingsworth.
     18. Recovery Of Attorneys Fees. If Group 1 seeks and obtains judicial or equitable relief for any violation of this Agreement by Hollingsworth, Group 1 shall be entitled to recover from Hollingsworth its costs and reasonable attorneys’ fees expended in such effort. If Hollingsworth seeks and obtains judicial or equitable relief for any violation of this Agreement by Group 1, he shall be entitled to recover from Group 1 his costs and reasonable attorneys’ fees expended in such efforts.
     19. Right Of Cancellation. If Hollingsworth or anyone acting on his behalf brings suit or files a claim for arbitration against Group 1 for any claims released in Section 14 of this Agreement, except any action to enforce this Agreement, Group 1 may choose to cancel all of the remaining terms of this Agreement and recover from Hollingsworth (or Hollingsworth’s successors or assigns) the value of anything else paid by Group 1 in exchange for this Agreement, including any profit realized by Hollingsworth pursuant to the exercise of any option, as described in section 11 of this Agreement. If the Agreement is not canceled by Group 1, then the terms of this Agreement shall continue in full force and effect.
     20. Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:
     If to Hollingsworth:
Mr. B.B. Hollingsworth, Jr.
3416 Ella Lee Lane
Houston, Texas 77027
     If to Group 1:
General Counsel
Group 1 Automotive, Inc.
950 Echo Lane, Suite 100
Houston, Texas 77024

Any party may send any notice or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger services, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner set forth herein.
     21. Joint Preparation. The Parties acknowledge that this Agreement has been drafted, prepared, negotiated and agreed to jointly, with advice of each Party’s respective legal counsel, and to the extent that any ambiguity should appear, now, or at any time in the future, latent or apparent, such ambiguity shall not be resolved or construed against either Party.
     22. Non-Admission. This Agreement shall not in any way be construed as an admission by either Party of any acts of wrongdoing, violation of any statute, law or legal or contractual right. Group 1 and Hollingsworth acknowledge that each has willingly to entered into this Agreement described herein.
     23. Review By Counsel. Hollingsworth and Group 1 acknowledge that they have thoroughly discussed all aspects of this Agreement and the effect of same with their respective legal counsel, that they have had a reasonable time to review the Agreement, that they fully understand all the provisions of the Agreement and are voluntarily entering into this Agreement. The parties further represent that they have not transferred or assigned to any person or entity any claim involving the other party or any portion thereof or interest therein.
     24. Period Of Consideration And Revocation. Hollingsworth acknowledges that he has been given a period of 21 days from April 9, 2005, to review and consider this Agreement before executing it. He has the right to use as much or as little of the 21-day period as he wishes before executing this Agreement. Hollingsworth may revoke this Agreement within 7 days after signing it, in which case this Agreement and the obligations herein, are null and void. Revocation is only effective if Hollingsworth delivers a written notice of revocation to Group 1, c/o Jeff Cameron, 950 Echo Lane, Suite 100, Houston, Texas 77024, within 7 days after executing the Agreement. Hollingsworth understands that Group 1’s obligations under this Agreement do not become effective until after the 7 day revocation period has expired.
     25. Execution In Multiple Counterparts. This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes. This Agreement shall be deemed performable by all Parties in Harris County, Texas and the construction and enforcement of this Agreement shall be governed by Texas law without regard to its conflicts of law rules.
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     I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, AND THAT I AM ENTERING INTO IT VOLUNTARILY.
     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the day and year first above written.

B.B. Hollingsworth, Jr.

GROUP 1 AUTOMOTIVE, INC.
By:
Name:
Title: